CONTACT:          River Oaks Partnership Services, Inc.
                  (888) 349-2005 (toll free)

FOR IMMEDIATE RELEASE


                  DENVER, COLORADO, September 1, 2000-As previously announced, AIMCO Properties, L.P. is tendering for any and all units of limited partnership interest in the partner ships set forth below, subject to the terms of the respective Offers to Purchase (the "Offers"). AIMCO Properties, L.P. has extended the expiration date of each of the Offers. The expiration date for each of the Offers has been extended to 5:00 p.m., New York time, on Friday, September 15, 2000. The Offers were previously scheduled to expire at 5:00 p.m., on Friday, September 1, 2000.

                  AIMCO Properties, L.P. has reported, based on information provided by the Information Agent for the Offer, that as of the close of business on August 31, 2000, the approximate number of units set forth below had been tendered pursuant to each of the Offers.


                                                        PURCHASE PRICE     NUMBER OF
               NAME OF PARTNERSHIP                         PER UNIT      UNITS TENDERED
               -------------------                         --------      --------------

Angeles Income Properties Ltd. III                         $  49.31          1,388
Angeles Income Properties Ltd. VI                            181.00          6,147
Angeles Partners VII                                         400.77            400
Century Properties Fund XIV                                  169.00          657.5
Century Properties Fund XV                                   153.00            554
Century Properties Fund XVI                                   46.00            581
Century Properties Fund XIX                                  289.18          1,138
Consolidated Capital Properties 3                             37.08        1,323.5
Consolidated Capital Properties 4                            196.74          5,395
Consolidated Capital Properties 6                             11.67          1,976
National Property Investors III                              374.19            336

                  For further information, please contact River Oaks Partnership Services, Inc. at (888) 349-2005 (toll free), which is acting as the Information Agent for the Offers.